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                                                                   EXHIBIT 10.36

                          DYNAMICS RESEARCH CORPORATION

          DEFERRED STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

                                    AMENDMENT

      WHEREAS, the above-titled Plan was amended in December 2004 with respect to deferrals on or after January 1, 2005; and

      WHEREAS, under Section 10 of said Plan, the Board may at any time amend the Plan, and the Compensation Committee may at any time amend the Plan as the Committee may determine to be necessary or desirable to conform the Plan to applicable provisions of Section 409A of the Internal Revenue Code, including all regulations or other guidance issued thereunder.

      NOW, THEREFORE, consistent with guidance issued by the Internal Revenue Service under Section 409A of the Internal Revenue Code, Section 3 of the Plan, regarding Deferral of Fees, is amended by adding the following at the end thereof:

            "A Director may cancel a deferral election with regard to deferral of the Director's Fees or Shares that would otherwise be payable to the Director in calendar 2005 and instead have such paid to and includable in the income of the Director in 2005. This cancellation opportunity shall be granted to such Directors as the Committee may determine.

            In addition, by March 15, 2005, a Director may elect to defer all or a portion of the Director's Fees or Shares for 2005 that have not been paid or become payable, by written notice to the Administrator."

                                          APPROVED FOR
                                          DYNAMICS RESEARCH CORPORATION



                                          By:_________________________________


                                          Date:________________________________